Exhibit 6.4

STOCKHOLDERS AGREEMENT

Among

TRIANGLE CANNA CORP.

and

THE STOCKHOLDERS OF

TRIANGLE CANNA CORP.

Dated: February 8, 2021

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), to be effective as of February 8, 2021 (the “Effective Date”) is made and entered into by and among (A) TRIANGLE CANNA CORP., a Nevada corporation (“TCC” or the “Company”); (B) GREEN MATTER HOLDING INC., a Nevada corporation (“Green Matter”); (C) HALO LABS, INC., a British Columbia, Canada corporation (“Halo”); (D) EUROPA GROUP USA LLC, a Nevada limited liability company (“Europa”) and (E) ANIL BERI, an individual (“Beri”; and together with Green Matter, Halo and Europa, the “Stockholders”). The Stockholders and the Company are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

I N T R O D U C T I O N:

This Agreement is being entered into by the Parties with reference to the following:

A. Pursuant to an exchange and contribution agreement dated as of February 5, 2021 (the “Exchange Agreement”), each of the stockholders have exchanged their membership interests in BAR X, LLC, a California limited liability company (“Bar Ex”) for 100% of the issued and outstanding shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”).

B. Green Matter is the owner of 14,520,000 shares of Common Stock (the “Green Matter Shares”), Halo is the owner of 14,520,000 shares of Common Stock (the “Halo Shares”), Europa is the owner of 2,970,000 shares of the Common Stock (the “Europa Shares”) and Beri is the owner of 990,000 shares of the Common Stock (the “Europa Shares”) representing, respectively, 44%, 44%, 9% and 3% of the outstanding shares of Common Stock of the Company.

C. The Parties hereto also desire to set forth (i) the terms of the ongoing relationship between and among the Stockholders and TCC, (ii) the corporate governance of TCC, (iii) the management and operation of TCC, and (iii) to provide for certain rights and obligations in respect thereto as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the Parties hereto hereby agree as follows:

ARTICLE I
Certain Definitions

Section 1.1 Definitions. Unless otherwise defined in this Agreement, all capitalized terms, when used herein, shall have the meanings ascribed to them in the Exchange Agreement. In addition, the following terms shall have the following respective meanings:

“Affiliates” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, manager, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more such general partners, managers or managing members.

“Agreement” shall mean this Stockholders Agreement as in effect on the Effective Date and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

“Articles of Incorporation” shall mean the Articles of Incorporation of TCC in effect as of the Effective Date of this Agreement, as the same may hereafter be amended, restated, modified or supplemented in accordance with the terms hereof and pursuant to applicable Law.

“Boards” shall mean, as applicable, the Board of Directors of TCC, as duly constituted in accordance with this Agreement, or any committee thereof duly constituted in accordance with this Agreement, the Bylaws and applicable Law and duly authorized to make the relevant determination or take the relevant action.

“Bylaws” shall mean the Bylaws of the Company, as amended and in effect on the date hereof and as hereafter further amended or restated in accordance with the terms hereof and pursuant to applicable Law.

“Common Stock” shall have the meaning as that term is defined in the Preamble.

“Common Stock Equivalents” shall mean the collective reference to any warrants, options, convertible preferred stock, convertible notes or other securities or rights issued or granted by TCC entitling the holder(s) thereof to purchase or receive upon exercise or conversion of such securities or rights, shares of TCC Common Stock.

“Company” or “TCC” shall mean Triangle Canna Corp., a Nevada corporation.

“Dilution Below 5% Event” shall mean if the applicable Person does not hold at least five percent (5%) of the outstanding shares of TCC Common Stock on a fully-diluted basis.

“Drag-Along Stockholder” shall have the meaning set forth in Section 4.5.

“Effective Date” shall mean the date of this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” shall mean any governmental regulatory or administrative body, governmental agency, governmental subdivision or authority, any court or judicial authority, any public, private or industry governmental regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Law.

“Law” shall mean any law, statute, regulation, constitution, ordinance, code, rule, order, decree, judgment, consent decree, charge, injunction, ruling, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Majority Stockholders” shall have mean Green Matter and Halo or their Permitted Transferees that collectively own in excess of 50% of the outstanding shares of Common Stock or other voting capital stock of TCC.

“New Securities” means, collectively, debt or equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such debt or equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such debt or equity securities.

“Offered Stock” shall mean the shares of TCC Common Stock or TCC Preferred Stock that is referred to in Section 4.3(a) of this Agreement.

“Permitted Transfer” shall have the meaning set forth in Section 4.1.

“Person” shall mean any individual, trust, limited liability company, general or limited partnership, corporation or other entity.

“Preferred Stock” shall mean any class or series of preferred stock authorized by the Articles of Incorporation.

“Qualified Liquidity Event” shall mean the consummation of (i) an initial public offering of the Common Stock, whether pursuant to a Form S-1 registration statement declared effective by the Securities and Exchange Commission (“SEC”) or a Regulation A Offering Statement that is qualified by the SEC, in each case, under the Securities Act in a manner approved by the Board, and (ii) the listing or quotation for trading of such Common Stock on a Qualified Securities Market.

“Qualified Securities Market” shall mean any one or more of the Nasdaq Capital Market, the OTCQX Market, the OTCQB Market, the NEO Exchange, the Canadian Securities Exchange or the Frankfurt Stock Exchange, or any other recognized U.S. or non-U.S. securities market.

“Restricted Period” shall have the meaning specified in Section 4.1.

“Sale of Control” shall mean the sale of either (i) a majority of the then outstanding shares of Common Stock or voting capital stock of the Company, or (ii) all or substantially all of the assets or securities of the Company, whether by merger, consolidation, tender offer, sale of the Common Stock or sale of assets, to any Person who is not an Affiliate of the Company, in a bona fide transaction or series of bona fide transactions whereby the power to elect the board of directors of the Company shall pass to such non-Affiliate Person or its Affiliates.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock” shall mean collectively, (a) any shares of TCC Common Stock owned of record or beneficially by a Stockholder or a Permitted Transferee, and (b) any shares of Preferred Stock owned of record or beneficially by any Stockholder or a Permitted Transferee.

“Stockholders” shall have the meaning set forth in the preamble above.

“Tag-Along Stockholder” shall have the meaning set forth in Section 4.4.

“TCC Capital Stock” shall mean the individual and collective reference to any authorized, issued or outstanding shares of TCC Series A Preferred Stock or Common Stock, which is issued or outstanding.

“TCC Common Stock” shall mean (a) the authorized and issued shares Common Stock of TCC, and (b) any and all shares of capital stock or other equity securities of: (i) TCC which are issued in connection with the conversion into Common Stock of any convertible securities (including Preferred Stock), or the exercise of any warrants, options or other rights to purchase or receive Common Stock; (ii) which are added to or exchanged or substituted for the Common Stock by reason of the declaration of any stock dividend or stock split, the issuance of any distribution or the reclassification, readjustment, recapitalization or other such modification of the capital structure of TCC; and (iii) any other corporation, now or hereafter organized under the laws of any state or other governmental authority, with which TCC is merged, which results from any consolidation or reorganization to which TCC is a party, or to which is sold all or substantially all of the shares or assets of TCC, if immediately after such merger, consolidation, reorganization or sale, TCC or the stockholders of TCC own equity securities having in the aggregate more than 50% of the total voting power of such other corporation.

“TCC Fully-Diluted Common Stock” means TCC Common Stock together with all options, warrants, convertible notes, Preferred Stock or other rights to acquire TCC Common Stock as if such securities had been exercised or converted.

“Term” shall mean the maximum term of this Agreement, being the period from the Effective Date and thereafter until the occurrence of a Termination Event.

“Termination Event” shall mean the earliest to occur of:

(a) a Qualified Liquidity Event;

(b) a Sale of Control of TCC; or

(c) as to any individual Stockholder, at such time as such Person no longer collectively own at least 1% of the outstanding TCC Common Stock.

“Transfer Restriction” shall have the meaning given to it in Section 4.1.

Section 1.3 Effective Date. This Agreement shall be deemed to have become effective and constitute a legal and binding agreement of the Parties hereto as of the Effective Date.

ARTICLE II
Voting

Section 2.1 Voting of Securities.

(a) Throughout the Term of this Agreement, the Stockholders hereby covenant and agree to vote all of their shares of TCC Common Stock, and take all actions necessary, to comply with the provisions of this Agreement.

ARTICLE III
Corporate Governance

Section 3.1 Board of Directors.

(a) The Chief Executive Officer of TCC (the “CEO”) shall report to the Board, and all other officers and employees of TCC, shall report to the Chief Executive Officer of TCC. Subject to the ultimate authority of the TCC Board, the CEO shall full operational control of the day-to-day and ordinary course operations of TCC.

(b) Until the Europa Repayment Event has occurred, the Board of TCC shall consist of six (6) members, of which:

(i) three (3) members shall be designated by Green Matter so long as a Dilution Below 5% Event as to Green Matter shall not have occurred (the “Green Matter Designees”);

(ii) two (2) members shall be designated by Halo so long as a Dilution Below 5% Event as to Halo shall not have occurred (the “Halo Designees”); and

(iii) one (1) member shall be appointed by Europa (the “Europa Designee”) until such time as all amounts outstanding under the promissory note (the “Europa Note”) dated February 5, 2021 issued by TCC to Europa shall have been paid in full (the “Europa Repayment Event”).

(c) After the occurrence of the Europa Repayment Event, the Board of TCC shall consist of five (5) members as designated pursuant to paragraphs (b)(i) and (ii) above.

(d) In furtherance of the foregoing, to the extent applicable, the Stockholders shall vote, at each regular or special meeting of stockholders of TCC called in whole or in part for the election of directors, and shall execute and deliver to the Secretary of TCC any and all written consents in lieu thereof, all of their Stock, in FAVOR of the election of the Green Matter Designees, the Halo Designees and the Europa Designee to the TCC Board.

(e) Any modification to increase or decrease the number of members of the Board of TCC shall be subject to the provisions of Section 3.2 below.

(f) As of the Effective Date, the officers of TCC and Bar X shall be as follows; each of whom shall serve in such office at the pleasure of the Board:

(i) Chief Executive Officer and President; Jedediah Morris

(ii) Chief Operating Officer and Secretary: James Dirkmaat

(iii) Chief Agricultural Officer: Josiah Spohn

(g) In the event of the death, resignation, removal or termination of any one or more of the Green Matter Designees, Halo Designee and Europa Designee, any replacement of such designees shall be determined and designated solely by a vote or written consent of Stockholder entitled to designate such Persons. In the event of the death, resignation, removal or termination of any one or more of the above executive officers, the Board shall be entitled to fill the vacancy created thereby

(h) During the Term of this Agreement, each of the Stockholder Designees shall have the right to attend meetings of each of the committees of the Board and shall receive the same notice of meetings as provided to the other members of such Boards of Directors and all committees thereof and shall be provided with copies of all materials provided to the other members of such Boards and all committees thereof.

3.2 Certain Major Decisions. Notwithstanding anything in this Agreement, the Articles of Incorporation or the Bylaws, until the occurrence of a Termination Event, each of the following actions (each a “Major Decision”) on behalf of TCC or Bar X shall be required to be approved at a meeting or by written consent of two-thirds of the Board of TCC (the “Board Supermajority”); provided, that, until the occurrence of the Europa Repayment Event, whereupon Europa and Beri will no longer have any rights under Section 3.2 this Agreement, any of the Major Decision referred to in Section 3.2(a) or Section 3.2 (d) if any such amendment would disproportionately adversely affect the equity of Europa or Beri or their rights under this Agreement or the Lockup Agreement, shall also require the prior approval or consent of Europa:

(a) Investment Banker. Entering into any exclusive engagement with an investment banking firm;

(b) Issuance of Securities. The issuance of any Common Stock or Common Stock Equivalents (other than stock options or stock grants to employees under the Company’s Equity Incentive Plan (“Stock Plan”));

(c) Sale of Control. Entering into any Sale of Control transaction.

(d) Organizational Document Change. Amending or restating the Articles of Incorporation or Bylaws of the Company;

(e) Board Removal. Removing any director from the Board;

(f) Removal of CEO. Removing Jedediah Morris as the CEO;

(g) Qualified Liquidity Event: Effectuating a Qualified Liquidity Event;

(h) Amending Employment Agreement. Amending or modifying any material provision of any employment agreement or any other agreement by the Company and any officer(s) of the Company;

(i) Related Party Transactions. Engaging in any related party transaction with a Stockholder or his or its Affiliates with TCC, other than in connection with the Stock Plan; or

(j) Lockup Release. Any consent to any Transfer as defined in and subject to the Lockup Agreements, substantially in the form attached hereto (each, a “Lockup Agreement”).

ARTICLE IV
Transfers of the TCC Common Stock

Section 4.1 Restrictions on Transfer.

(a) Except as expressly permitted either (a) by Board Supermajority, or (b) by Section 4.2 of this Agreement (each a “Permitted Transfer”), each of the Stockholders hereby agrees that until a Termination Event (the “Restricted Period”), he or it will not offer, sell, transfer, assign or otherwise dispose of, or make any exchange, gift, assignment or pledge of (collectively, a “Transfer”) any of their shares of TCC Common Stock, except in compliance with this Article IV. The Stockholders hereby further agree that they will not, directly or indirectly, Transfer any of their TCC Common Stock, except as permitted under the Securities Act and other applicable securities laws.

(b) As a condition to the execution and delivery of this Agreement, each of the Stockholders agrees to execute and deliver to the Company a Lockup Agreement.

Section 4.2 Permitted Transfers. The provisions of Section 4.1 shall not apply to any of the following (any transferee of TCC Common Stock permitted below, a “Permitted Transferee

(a) Transfers of all or any portion of the TCC Common Stock held by the Stockholders to its Affiliates; provided, however, that if any Stockholder so elects to Transfer to an Affiliate any or all of such TCC Common Stock, such Stockholder’s Affiliate shall execute a joinder or counterpart of this Agreement pursuant to which such transferee shall agree to be bound by the terms hereof;

(b) Transfers of TCC Common Stock as part of a Sale of Control of TCC approved as a Major Decision in accordance with Section 3.2 of this Agreement; or

(c) Transfers of TCC Common Stock in compliance with the Lockup Agreement; and

(d) subject to the compliance with all of the other provisions of this Agreement (including Article V below), the waiver of the Transfer Restrictions in Section 4.1 by the Board Supermajority.

Section 4.3 Tag-Along Rights. If both Green Matter and Halo (including one or more Permitted Transferees of such Stockholder(s)) (the “SC Stockholders”) want to consummate a transaction that constitutes a Sale of Control (a “Sale of Control Transaction”), then the SC Stockholder(s) shall notify the other Stockholders of such proposed Sale of Control Transaction by a date which shall be not later than fifteen (15) days prior to TCC or such Stockholder(s) entering into any definitive binding agreement in respect thereof (the “Sale Notice’). Thereafter, each other Stockholder (each a “Tag-Along Stockholder”) may cause TCC or such SC Stockholders to effect a Transfer of such other Stockholder’s Stock; in each case, only pursuant to and in accordance with the following provisions of this Section 4.4:

(a) The Tag-Along Stockholders shall have the right, but not the obligation, to participate in the Proposed Sale of Control Transaction on the terms and conditions herein stated (the “Tag-Along Option”), which right shall be exercisable upon written notice (the “Acceptance Notice”) to TCC and/or the SC Stockholders, as the case may be, within ten (10) days of receipt of the Sale Notice. Each Acceptance Notice shall indicate the maximum number of shares of Stock that the Tag-Along Stockholder wishes to sell on the terms and conditions stated in the Sale Notice.

(b) Each Tag-Along Stockholder shall have the right to sell a portion of its Stock pursuant to the Sale of Control Transaction which is equal to that percentage equal of the Stock that is being sold by the SC Stockholders in the Sale of Control Transaction.

(c) Within ten (10) days after the date by which a Tag-Along Stockholder notifies TCC or the SC Stockholders of its intent to exercise the Tag-Along Option, TCC or the SC Stockholders shall notify such Tag-Along Stockholder of the number of shares of the Stock held by such Tag-Along Stockholder that will be included in the sale and the date on which the Sale of Control Transaction will be consummated, which shall be no later than the later of (i) twenty (20) days after the date by which each Holder was required to notify TCC or the SC Stockholders of its intent to exercise the Tag-Along Option and (ii) five (5) days after the satisfaction of any governmental approval or filing requirements, if any.

(d) Each Tag-Along Stockholder may effect its participation in any Sale of Control Transaction, and as part of its participation in the Sale of Control Transaction pursuant to a duly exercised Tag-Along Option, shall deliver to the Proposed Transferee at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more certificates, properly endorsed for transfer, which represent all of the Stock owned by such Tag-Along Stockholder which is to be transferred in connection with the Sale of Control Transaction, and each Tag-Along Stockholder shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed Sale of Control Transaction, including, without limitation, representations and warranties (and indemnities with respect thereto) that the Proposed Transferee of the Stock (or interests therein) is receiving good and marketable title to such Stock (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a tag-Along Stockholder shall agree to provide indemnification (other than its own title to such Stock), such Tag-Along Stockholder shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Stock involved in such transfer that are represented by the Stock owned by such Tag-Along Stockholder. In addition, each Tag-Along Stockholder and the SC Stockholders shall reasonably cooperate and consult with each other in order to effect the Sale of Control Transaction, and each Tag-Along Stockholder shall provide reasonable assistance to the SC Stockholders in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Proposed Transferee in connection with such Sale of Control Transaction and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties. At the time of consummation of the Sale of Control Transaction, the Proposed Transferee shall remit directly to each such Tag-Along Stockholder that portion of the sale proceeds to which such Tag-Along Stockholder is entitled by reason of its participation therein (less any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities).

Section 4.5 Drag Along Rights. If TCC or one or more of CS Stockholders (including one or more Permitted Transferees of such SC Stockholders (collectively, the “Drag-Along Sellers”) wants to consummate a Sale of Control Transaction, TCC or the Drag-Along Sellers, as the case may be, shall have the right (but not the obligation) to require the other Stockholders (each a “Drag-Along Stockholder”) to Transfer all of their shares of TCC Capital Stock to the Proposed Transferee for the same consideration per share and otherwise on the same terms and conditions upon which the Drag-Along Sellers are selling their shares pursuant to the provisions set forth below (subject to any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities) (the “Drag-Along Right”). TCC and the Drag-Along Sellers may not exercise the right set forth in this Section 4.5 unless it or they hold not less than fifty percent (50%) of the TCC Fully-Diluted Common Stock.

(a) Prior to making the Transfer, the Drag-Along Sellers shall first send an Offer Notice and copies of all documentation, including relevant agreements, relating to the Transfer. Within fifteen (15) days following the date of the Offer Notice. Each Drag-Along Stockholder shall effect its participation in any Sale of Control Transaction, and as part of its participation in the Sale of Control Transaction pursuant to a duly exercised Drag-Along Right, shall deliver to the Proposed Transferee at a closing to be held at the offices of the Company (or such other place as the parties agree), one or more certificates, properly endorsed for transfer, which represent all of the Stock owned by such Drag-Along Stockholder which is to be transferred in connection with the Sale of Control Transaction, and each Drag-Along Stockholder shall make such representations and warranties, and shall enter into such agreements, as are customary and reasonable in the context of the proposed Sale of Control Transaction, including, without limitation, representations and warranties (and indemnities with respect thereto) that the Proposed Transferee of the Stock (or interests therein) is receiving good and marketable title to such Stock (or interests therein), free and clear of all pledges, security interests, or other liens; provided, however, that with respect to any matter as to which a tag-Along Stockholder shall agree to provide indemnification (other than its own title to such Stock), such Drag-Along Stockholder shall in no event be required to provide indemnification in an amount that would exceed its pro rata portion of the total liability for which such indemnification is sought, which pro rata portion shall be determined on the basis of the percentage of the total Stock involved in such transfer that are represented by the Stock owned by such Drag-Along Stockholder. In addition, each Drag-Along Stockholder and the Drag-Along Sellers shall reasonably cooperate and consult with each other in order to effect the Sale of Control Transaction, and each Drag-Along Stockholder shall provide reasonable assistance to the Drag-Along Sellers in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the Proposed Transferee in connection with such Sale of Control Transaction and in the determination of the appropriate scope of, or limitations or exceptions to, such representations and warranties. If any Drag-Along Stockholder should fail to deliver such certificates and instruments of transfer to the Drag-Along Sellers (or their designee), TCC shall cause its books and records to show that such shares of Stock are bound by the provisions of this Section 4.5 and that such shares shall have been transferred to the Proposed Transferee, and all certificates or other evidence of ownership of the TCC Capital Stock subject to this Section 4.5 shall be deemed to be cancelled.

(b) Simultaneously with the consummation of the sale of shares of the Drag-Along Sellers and the other Stockholders pursuant to this Section 4.5, the Drag-Along Sellers shall notify the other Stockholders of the consummation of the sale, shall cause the Proposed Transferee to remit directly to the other Stockholders the total sales price of the other Stockholders’ shares sold or otherwise disposed of pursuant thereto and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by the other Stockholders. At any closing pursuant to this subsection 4.5, the Stockholders shall deliver to TCC their resignations as officer and/or director of TCC and all its subsidiaries, if requested by the Drag-Along Sellers.

Section 4.6 Additional Agreements of the Stockholders.

(a) Appointment of Investment Banker or Placement Agent. In connection with any proposed Qualified Liquidity Event, the Company shall use its commercially reasonable efforts to engage the services of an investment banker or placement agent on terms reasonably satisfactory to the Board and Europa; provided that the commissions and compensation payable to such investment banker or placement agent shall not exceed 8% of the gross proceeds of any such Qualified Financing.

(b) Stockholder Loans. In addition to loans and advances made to the Company and Bar X prior to the Effective Date, in the event and to the extent that the Majority Stockholders shall make additional loans and advances to Triangle or Bar X following the Effective Date of this Agreement, up to a maximum of $1,200,000 in the aggregate, subject at all times to the $300,000 limit on all loans and advances made by it under the Europa Note, Europa shall extend advances under the Europa Note in an amount equal to 13.363% of such advances made by the Majority Stockholders.

Section 4.7 Endorsement of Articles.

(a) Upon the execution of this Agreement, in addition to any other legend which TCC may deem advisable under the Securities Act and certain state securities laws, all certificates representing all of the TCC Common Stock shall be endorsed as follows:

THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED FEBRUARY 8, 2021, AMONG TRIANGLE CANNA CORP. AND THE STOCKHOLDERS THEREOF. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICE OF TRIANGLR CANNA CORP.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SAID ACT.

(b) Except as otherwise expressly provided in this Agreement, all certificates representing shares of TCC Common Stock hereafter issued to or acquired by any of the Stockholders or their successors hereto shall bear the legends set forth above, and the shares of TCC Common Stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The rights and obligations of each Party hereto shall inure to and be binding upon any Person to whom TCC Common Stock is transferred pursuant to Article IV hereof. Prompt notice shall be given to TCC of any Transfer (whether or not to a Permitted Transfer) of any TCC Common Stock.

Section 4.7 Restricted Transfer. Any attempt to Transfer or encumber any TCC Common Stock that is considered a Transfer in violation of the provisions set forth in Article IV (a “Restricted Transfer”) or not in accordance with this Agreement shall be deemed null and void and neither the Stockholders, TCC nor any transfer agent of such securities shall give any effect to such attempted Transfer or encumbrance in its stock records.

ARTICLE V
Information Rights

Section 5.1 Access to Information. TCC shall permit the Stockholders holding more than 5% of the outstanding Common Stock on a fully-diluted an as-converted basis (“Material Stockholder”) (and such persons as they may designate subject to TCC’s reasonable approval and the execution of a confidentiality agreement acceptable to TCC), to visit and inspect, during normal business hours and without disruption to TCC’s business, any of the properties of TCC, examine their books (and take copies and extracts therefrom, or, if such Stockholder does not reside locally, to have copies made and sent at such Stockholder’s expense), and discuss the affairs, finances, and accounts of TCC with the appropriate officers and employees, all at reasonable times and upon reasonable notice. Each Material Stockholder agrees that he and his designees will keep confidential any confidential, proprietary, or secret information which such Material Stockholder may obtain from TCC, unless such information is known to the public.

Section 5.2 Financial Information. During the Term of this Agreement, TCC shall provide to each Material Stockholder, as soon as available, but in any event within ninety (90) days after the end of the fiscal year of TCC, copies of the consolidated balance sheets of TCC as of the end of each fiscal year, and of the related consolidated statements of income and retained earnings and cash flows for such fiscal year, all in reasonable detail and stating in comparative form beginning with the fiscal year ending December 31, 2021, the respective combined figures as of the end of and for the previous fiscal year, and, in the case of such consolidated statements, accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall state that such combined financial statements present fairly the consolidated financial position of TCC as at the dates indicated and their combined income and retained earnings and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such changes with which the accountants shall concur) and that the examination by such accountants in connection with such combined financial statements has been made in accordance with generally accepted auditing standards.

ARTICLE VI
Miscellaneous

Section 6.1 Termination of Agreement.

(a) This Agreement shall terminate and shall be of no further force or effect as to TCC and the Stockholders, as applicable, upon the occurrence of a Termination Event.

(c) Notwithstanding anything to the contrary set forth in this Agreement, upon any permitted termination of this Agreement, whether by reason of a Termination Event or otherwise, each of the Stockholders, his heirs, executors or trustees shall continue to retain all of the record or beneficial ownership rights to the Stock then owned of record or beneficially by such Stockholders.

Section 6.2 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the Parties hereto. No Stockholders may assign any of its rights hereunder to any Person other than in a Transfer that has complied with the requirements of Article IV as provided therein in all respects. If any Transferee of any Stockholder(s) shall acquire any shares of TCC Common Stock, in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

Section 6.3 Amendment and Modification; Waiver of Compliance; Conflicts.

(a) This Agreement may be amended only by a written instrument duly executed by the holders of ninety-five percent (95%) of the voting Stock of TCC owned by the Stockholders. In the event of any conflict between the terms of this Agreement and the Articles of Incorporation and Bylaws of TCC, this Agreement shall govern.

(b) Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 6.4 Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by email, facsimile (with such facsimile confirmed promptly in writing sent by first class mail), nationally recognized overnight delivery service, or first class mail, or other similar means of communication; or, in each case, to such other address or facsimile number as such Party may designate in writing to the other Party or Parties by written notice given in the manner specified herein.

All such communications shall be deemed to have been given, delivered or made when so delivered by hand or nationally recognized overnight delivery service or if sent by email or facsimile, or five business days after being so mailed.

Section 6.5 Entire Agreement. The provisions of this Agreement and the documents attached as exhibits hereto contain the entire agreement among the Parties hereto with respect to the subject transactions contemplated thereby and supersede all prior oral and written agreements and memoranda and undertakings among the Parties hereto with regard to such subject matter. Each Party hereto hereby acknowledges that any rights under any prior shareholders agreement are hereby waived and relinquished.

Section 6.6 Inspection. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Party at the principal executive offices of TCC.

Section 6.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.8 Governing Law. This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the State of Nevada, without giving effect to the provisions, policies or principles of those laws relating to choice or conflict of laws.

Section 6.9 LITIGATION. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT JURISDICTION AND VENUE WILL BE PROPER SOLELY IN THE STATE OF CALIFORNIA, COUNTY OF SACRAMENTO, AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT.

Section 6.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

Section 6.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If the requirements of this Agreement otherwise have been met, new holders of Stock may become Parties to this Agreement by executing a counterpart to this Agreement.

Section 6.12 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 6.13 Acknowledgment. The Parties acknowledge and agree that the provisions of this Agreement have been reviewed and are understood by each Party, and express the will and intention of the Parties and agree not to take any action to violate the purposes and provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Stockholders Agreement to be duly executed as of the date first above written.

TRIANGLE CANNA CORP.
a Nevada corporation

By:	/s/ Jedediah Morris
Name:	Jedediah Morris
Title:	CEO

GREEN MATTER HOLDING INC.
a Nevada corporation

By:	/s/ Jedediah Morris
Name:	Jedediah Morris
Title:	CEO

HALO LABS, INC.
a British Columbia corporation

By:	/s/ Kiran Sidhu
Name:	Kiran Sidhu
Title:	CEO

EUROPA GROUP USA, LLC
a Nevada limited liability company

By:	/s/ Elizabeth Beri
Name:	Elizabeth Beri
Title:	Member and Manager

/s/ Anil Beri
Anil Beri